SRAX Reports Q4 2019 Revenue Growth of 3% Year-over-Year and Full Year 2019 Continuing Product Revenue Growth of 19%

LOS ANGELES--(BUSINESS WIRE)--SRAX, Inc. (NASDAQ: SRAX), a digital marketing and consumer data management technology platform company, reported results for the year ended December 31, 2019 and the three months ended March 31, 2020.

"We are seeing an unprecedented shift in the digital economy and our products Sequire, formerly SRAX IR, and BIGtoken are well positioned to capitalize on the changing landscape," said Christopher Miglino, founder and CEO of SRAX. "Data is more important than ever. Our customers are leveraging the data they gain through our platforms to help them identify and reach specific audiences. We have launched two specific programs to drive business at this time. The first is our Stock for Ads program, which provides public companies the ability to pay for marketing spend with stock. In addition, companies can exchange stock for access to our investor intelligence and communications platform, while conserving cash. This program is going extremely well and we are seeing a strong early adoption. The next program we launched is BIGtoken Lightning Insights, a solution that gives brands the power of knowledge by returning robust audience insights in a flash. The largest brands in the world and their agencies are leveraging our BIGtoken platform to understand how the consumer mindset is changing."

SRAX's increases in margins are due to the increase in its SAAS product offerings. 2019 represented the development of these SAAS products and 2020 will represent the monetization growth. Just prior to the global pandemic, at the end of February we entered into a debt financing agreement with an affiliate of B. Riley. We believe the terms of this transaction were very favorable and put SRAX in a good position as the crisis emerged. The company has also obtained a PPP loan for $1.1M at the beginning of May.

In March, SRAX implemented cost saving measures and eliminated over $3M in annualized expenses. The company has also identified another $600K and is working to implement those savings in the coming month. The first quarter of the year is seasonally the lowest for the company, with March being the strongest month for the first quarter. While our SAAS products remained consistent, we saw a decline in March in our media business, with clients pushing their spend to Q2, thus we are seeing a strong beginning to Q2. We saw a strong April as many of our clients started running media and our initiatives to drive business through Stock for Ads and BIGtoken Lightning Insights are driving adoption.

Q4 2019 and FY 2019 Financial Highlights:

- Revenue was $1.10 million for Q4 2019. This compares to $1.06 million in Q4 2018. Revenue for the full year of 2019 was $3.6 million.
- Continuing product sales were up 19% compared to full year 2018.
- Gross profit margin for Q4 2019 and full year 2019 was 44% and 53%, respectively. This is compared to 76% and 68% for Q4 2018 and full year 2018, respectively. Q4 and full year margins were 47% and 38%, when excluding contribution from discontinued products in Q4 and full year 2018.

Q1 2020 Financial Highlights:

- Revenue was $351,000 for Q1 2020. This compares to $592,000 in Q1 2019.
- Gross profit margin for Q1 2020 was 68%. This is compared to 42% in Q1 2019.

Operating Highlights:

- **SRAX IR:** 59 subscribers and a 64% increase over Q3 and 31 resellers and a 67% increase over Q3.
    - Enhanced features include the automated ingestion of shareholder data
    - Addition of credit card billing into the platform
    - Beta of institutional shareholder data integration
    - Rebranding SRAX IR to Sequire
    - Grew internal sales team dedicated to Sequire
    - Launched Stock For Ads program
    - Integrated natural language processing into shareholder identity system
- **BIGtoken:** 16.7 million registered users
    - Launched sponsored actions to the platform with partnerships with large direct response partnerships
    - Launched Sponsored Surveys with partnerships with large market research companies
    - Launched Lightning Insights to help brands understand the shift in consumer behavior at this time
    - Launched programs with large CPG brands and saw increased participation after programs success with return spend in 2020
    - Consolidated the media sales team to be focused on the BIGtoken platform
    - Launched insights driven media
    - Launched the first iteration of machine learning systems that access user and data quality that predicts the value of data over time and creates new data on behalf of users

Conference Call:

Management will review the results on a conference call with a live question and answer session today, May 4, 2020, at 4:30 p.m. ET / 1:30 p.m. PT.

- If calling from the U.S. or Canada, please dial 1-855-327-6837 to access the live call and 1-844-512-2921 for the replay code 10009560 available until May 18, 2020.
- If calling internationally, please dial 1-631-891-4304 to access the live call and 1-412-317-6671 for the replay, code 10009560.

Non-GAAP Measures:

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures: Adjusted net income (loss) and Adjusted EBITDA The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business. For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the "Reconciliation of GAAP to Non-GAAP Results" table in this press release.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, changes in the fair-value of derivative and warrant liabilities and certain additional one-time charges.

About SRAX

SRAX (NASDAQ: SRAX) is a digital marketing and consumer data management technology company. SRAX's technology unlocks data for brands in the CPG, investor relations, luxury, and lifestyle verticals. Through its various platforms, SRAX is monetizing its data sets and growing multiple recurring revenue streams. BIGtoken is a consumer-managed data marketplace where people can own and earn from their data. The platform also provides advertisers and media companies access to transparent, verified consumer data to better reach and serve audiences.

Sequire is a premier platform for investor intelligence and communication. Through Sequire, public companies can track their investors' behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX and its verticals, visit srax.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to increase our revenues, satisfy our obligations as they become due, report profitable operations and other risks and uncertainties as set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, and our subsequent Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of SRAX and are difficult to predict. SRAX undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Consolidated Financial Data

	Year ended December 31, 2019	2018	$ Change	% Change
Revenue	$ 3,584	$ 9,881	$ (6,297)	(63.7)%
Cost of revenue	1,680	3,157	(1,477)	(46.8)%
Gross Profit	1,904	6,724	(4,820)	(71.6)%
Operating expense	19,762	18,443	1,319	7.1%
Operating loss	(17,858)	(11,719)	(6,139)	52.4%
Gain from sale of SRAX MD	658	22,108	22,108	100.0%
Interest expense, net	(725)	(3,056)	(2,331)	(72.9)%
Change in fair value of derivative liabilities	1,045	8,954	(7,910)	(88.3)%
Other income (loss)	21	(7,543)	8,223	(109.0)%
Net income (loss)	(16,859)	8,744	(25,603)	(292.8)%

Selected Consolidated Financial Data
Pro forma to exclude SRAX MD
For the Year Ended December 31, 2019 and 2018

	As Reported for the Year Ended December 31,		SRAX MD for the Year Ended December 31,		Excluding SRAX MD for the Year Ended December 31,	
	2019	2018	2019	2018	2019	2018
Revenue	$ 3,584	$ 9,881	$	$ 6,307	$ 3,584	$ 3,574
Cost of revenue	1,680	3,157	40	1,101	1,640	2,056
Gross profit	1,904	6,724	(40)	5,206	1,944	1,518
Operating expense	19,762	18,443	26	2,896	19,736	15,547
Operating income(loss)	$ (17,858)	$ (11,719)	$ (66)	$ 2,310	$ (17,792)	$ (14,029)

STATEMENT OF OPERATIONS (Unaudited)

In dollars	QI-2019	Q2-2019	Q3-2019	Q4-2019	QI-2020
REVENUE					
Total revenues	592,000	904,000	1,001,000	1,088,000	351,000
COST OF REVENUES					
Total cost of revenues	342,000	411,000	322,000	605,000	112,000
Gross profit	**250,000**	**493,000**	**679,000**	**483,000**	**239,000**
OPERATING EXPENSES					
Employee related costs	2,198,000	2,356,000	2,177,000	1,925,000	2,026,000
Marketing and selling expenses	455,000	595,000	1,152,000	252,000	320,000
Platform Costs	339,000	367,000	453,000	579,000	403,000
Depreciation and amortization	253,000	276,000	305,000	330,000	308,000
General selling general and administrative	1,247,000	1,520,000	1,302,000	1,681,000	1,056,000
Total operating expenses	4,492,000	5,114,000	5,389,000	4,767,000	4,113,000
(LOSS) INCOME FROM OPERATIONS	(4,242,000)	(4,621,000)	(4,710,000)	(4,284,000)	(3,874,000)
Financing Costs	(68,000)	(524,939)	(108,000)	(24,061)	(360,000)
Interest Income				9,000	
Gain (loss) on sale of assets	472,000	(77,373)		263,373	
Exchange gain (loss)	14,000			(2,000)	(71,000)
Change in fair value of derivative liabilities	(1,962,000)	(2,875,554)	6,227,000	(344,446)	1,302,000
(LOSS) INCOME BEFORE INCOME TAXES	(5,786,000)	(8,098,866)	1,409,000	(4,382,134)	(3,003,000)
Provision for income taxes	-	-	-	-	-
NET (LOSS) INCOME	(5,786,000)	(8,098,866)	1,409,000	(4,382,134)	(3,003,000)
NET (LOSS) INCOME PER SHARE, BASIC AND DILUTED	$ (0.57)	$ (0.67)	$ 0.11	$ (0.31)	$ (0.21)
Weighted average shares used in computing net (loss) income per share of common stock, basic and diluted	10,109,530	12,129,787	12,933,585	13,997,452	14,000,275

Balance Sheets (Unaudited)

In dollars	31-Mar-19	30-Jun-19	30-Sep-19	31-Dec-19	31-Mar-20
ASSETS					
Current Assets					
Cash	17,672	2,465,639	2,843,000	32,000	110,000
Accounts receivable, net	550,857	780,187	1,241,000	805,000	515,000
Prepaid expense	492,231	550,003	866,000	715,000	715,000
Other current assets	300,898	300,898	301,000	306,000	301,000
Total current assets	1,361,658	4,096,727	5,251,000	1,858,000	1,641,000
Property and equipment, net	196,996	211,240	205,000	191,000	172,000
Goodwill	15,644,957	15,644,957	15,645,000	15,645,000	15,645,000
Intangible assets, net	1,805,283	1,811,044	1,874,000	1,966,000	1,954,000
Right-of-Use Asset	505,278	466,253	429,000	456,000	435,000
Other assets	107,454	107,454	130,000	118,000	53,000
Total Assets	**19,621,626**	**22,337,675**	**23,534,000**	**20,234,000**	**19,900,000**
LIABILITIES AND EQUITY					
Current Liabilities					
Accounts payable and accrued expenses	3,421,911	1,456,965	1,594,000	2,442,000	2,996,000
Derivative liabilites	7,403,751	10,279,300	4,052,000	4,397,000	3,095,000
Other current liabilites	-	894,686	906,000	537,000	516,000
Accounts receivable loan	-				510,000
Short-term notes	-				450,000
Term loan note - current portion	-				438,000
Total Current Liabilites	10,825,662	12,630,951	6,552,000	7,376,000	8,005,000
Right-of-Use liability - long term	359,112	326,471	295,000	352,000	352,000
Term loan note, less current portion					1,626,000
Total Liabilites	**11,184,774**	**12,957,422**	**6,847,000**	**7,728,000**	**9,983,000**
Stockholders' equity	8,436,852	9,380,253	16,687,000	12,506,000	9,917,000
Total liabilites and equity	**19,621,626**	**22,337,675**	**23,534,000**	**20,234,000**	**19,900,000**